EXHIBIT 99.1

FOR IMMEDIATE RELEASE
CONTACT: John Sztykiel, CEO, or Jim Knapp, CFO
Spartan Motors, Inc. (517) 543-6400
or
Jeff Lambert, Brian Edwards (mail@lambert-edwards.com)
Lambert, Edwards & Associates, Inc. (616) 233-0500

Spartan Motors Reports Sharply Higher Third-Quarter Sales, Earnings
RV chassis and emergency vehicle maker said net earnings more than doubled over last year

CHARLOTTE, Michigan, October 24, 2002 - Fueled by operating improvements and strong sales in its core RV and emergency-rescue markets, Spartan Motors, Inc. (Nasdaq: SPAR) today reported the best third-quarter profitability in the Company's 27-year history.

The Charlotte, Mich.-based manufacturer of motorhome chassis, fire truck chassis and emergency vehicles said net earnings doubled to $3.1 million, or $0.25 per diluted share, on net sales of $64.1 million in the third quarter ended Sept. 30, 2002, compared with net earnings of $1.6 million, or $0.15 per diluted share, on net sales of $55.8 million in last year's third quarter.

The 2002 third-quarter results include a non-recurring charge of $108,000 related to the Company's discontinued school-bus operation. The 2002 results also reflect a 19.0 percent increase in weighted average diluted shares versus the comparable quarter a year ago, due primarily to an additional 1.5 million shares issued for the exercise of options by Spartan associates over the past year.

For the first nine months of 2002, Spartan Motors reported net earnings grew 119.5 percent to $9.5 million, or $0.80 per share, on sales of $196.1 million, compared with net earnings of $4.3 million, or $0.41 per share, on sales of $173.0 million in the same period last year. The 2002 results include a one-time gain of $270,000, or $0.02 per share, related to the discontinued school bus operation.

"I am very pleased with our results, and when one considers our performance relative to earnings and operating cash flow, it was an excellent quarter," said John Sztykiel, chief executive officer of Spartan Motors. "The core markets we serve are strong and growing, and Spartan Motors continues to execute on its business plan. We are committed to building long-term value by improving operations and product quality, generating cash flow and delivering a one-of-a-kind experience to our customers. I would like to compliment each of our 750 associates, who are centered on a common objective - to make Spartan Motors the most desired brand and the lowest total cost producer in its market niches - and enjoy life while accomplishing this objective."

Third-Quarter Operating Highlights
Spartan Motors said net sales increased 14.8 percent and net earnings grew 101.7 percent compared with last year's third quarter. Spartan attributed the sales improvement primarily to higher sales at its Spartan Motors Chassis operation, which manufactures custom motorhome and fire truck chassis, as well as solid sales of fire trucks and ambulances.

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SPARTAN MOTORS / Page 2

Consolidated gross profit increased 21.9 percent to $11.4 million in the third quarter of 2002, reflecting a change in the mix of vehicles sold as well as increased manufacturing efficiency and lower warranty costs. Gross profit margin increased to 17.8 percent in the third quarter of 2002, versus 16.8 percent in 2001.

Operating income increased 60.3 percent to $4.8 million, reflecting higher sales, improved productivity and the Company's sharpened focus on managing operating expenses. As a percentage of sales, operating expenses decreased versus last year's third-quarter, despite increased investment in R&D and marketing, as well as higher insurance costs, healthcare costs and variable compensation expense. Spartan also reduced its interest expense by 73.9 percent compared with last year, due primarily to the Company's efforts to eliminate long-term debt and solidify its balance sheet.

Spartan generated a record $9.6 million in cash flow from continuing operations in the third quarter as its efforts to reduce inventory, shorten production lead times and drive down costs paid off.

"The improvements in our operations over the past year are encouraging, but we are by no means satisfied," Sztykiel said. "We believe there are considerable opportunities to improve manufacturing efficiency and work flow, reduce waste and manage inventory more effectively. Initiatives such as our 'War on Waste' program are helping us stay focused on operational improvements, and we are analyzing opportunities to improve our manufacturing effectiveness through a variety of initiatives."

Spartan Chassis
Spartan Motors said sales of it custom motorhome chassis increased 29.2 percent versus last year's third quarter, reflecting double-digit growth in the diesel-pusher segment of the Class "A" RV business. Sales of Spartan's highline motorhome chassis, defined as chassis with greater than 330 horsepower, increased 18.0 percent versus the year-ago third quarter, contributing to improved margins and operating performance at the Spartan Motors Chassis unit.

"The RV industry continues to post strong gains, despite volatility in the stock market and overall economy," Sztykiel said. "We are outpacing the overall RV market and will continue to look for ways to improve our product quality and offer RV manufacturers, dealers and consumers innovative new products and highly desired benefits that will enhance the Spartan experience."

In order to take advantage of its momentum in the RV industry, Spartan Motors plans to introduce a number of new and upgraded products, along with new customer service and dealer initiatives at the upcoming RVIA trade show in Louisville, Ky. in December. Spartan said many of the innovations and product enhancements introduced at last year's show were the drivers for the Company's RV sales gains in 2002, and it sees equal opportunity for market share penetration with its slate of 2003 initiatives.

Spartan said sales of its fire truck chassis were lower than last year's unusually strong third quarter. Spartan also said fire truck chassis orders during the 2002 third quarter outpaced the 2001 third quarter by 39.4 percent. Given order lead times, this increase will positively impact the first half of 2003. In fact, Spartan reported that its fire truck chassis build schedule for the first quarter of 2003 is the highest for a single quarter in the Company's history.

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Emergency Vehicle Team (EVTeam)
Spartan reported sales also decreased at its EVTeam unit, which makes fire trucks, ambulances and other emergency vehicles. The EVTeam reported improved gross margin versus last year's third quarter, reflecting improved productivity and increased focus on reducing waste. Spartan said the EVTeam also increased its investment in new product development in the quarter.

The EVTeam subsidiaries recently unveiled several new and upgraded rescue vehicles at the International Association of Fire Chiefs conference in Kansas City. Quality Manufacturing introduced the new Homeland series of custom heavy-duty rescue vehicles, designed to maximize storage space while remaining fully functional and fully customizable. Road Rescue displayed a custom ambulance with a Smart Display, which uses advanced computer technology to improve vehicle performance. The Company's Luverne Fire Apparatus subsidiary unveiled a new Quick Attack line of off-road vehicles designed to fight brushfires.

Spartan Profit And Return (SPAR)
The Company generated $16.6 million in cash flow from continuing operations through the first nine months of 2002, reflecting increased execution of the Company's economic value-added financial model: Spartan Profit And Return (SPAR). Shortened production lead times and better execution on inventory management helped Spartan Motors improve its cash conversion cycle, despite higher sales levels through the first nine months of 2002. On a consolidated basis, Spartan posted a return on invested capital of 22.2 percent in the quarter and 22.3 percent through the first nine months of 2002.

"Spartan's associates are embracing SPAR as a tool to help improve cash flow, reduce working capital and increase profitability," said Jim Knapp, chief financial officer. "We will continue to implement the system at our subsidiaries and look for ways to do more with less while continuing to deliver excellent, high-quality products."

Spartan Motors reported consolidated backlog reached $80.5 million as of Sept. 30, 2002.

Sztykiel concluded: "Moving forward, Spartan Motors will be very focused on increasing its market share - not by buying it, but by taking market share - through new products, new service initiatives and increased focus on sales and marketing. Our drive is to grow sales by out-executing the competition. Even so, we will not lose our focus on delivering a great customer experience, quality products and bottom-line profitability.

"We are committed to delivering value to customers, associates, suppliers and shareholders. The board's recent decision to pay a special dividend - the second paid in 2002 - and to implement a regular dividend beginning in 2003 reflect its confidence in Spartan's future, as well as our commitment to providing substantive value to shareholders."

About Spartan Motors
Spartan Motors, Inc. (www.spartanmotors.com) is a leading developer and manufacturer of custom chassis for recreational vehicles, fire trucks, ambulances and other specialty vehicles. The Company also owns fire and rescue vehicle manufacturers Luverne Fire Apparatus, Quality Manufacturing and Road Rescue, Inc.

The statements contained in this news release include certain predictions and projections that may be considered forward-looking statements by the securities laws. These statements involve a number of risks and uncertainties, including but not limited to economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and prices, and actual results may differ materially.

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Spartan Motors, Inc. and Subsidiaries Condensed Consolidated Balance Sheets

	September 30, 2002	December 31, 2001
	$-000	$-000

ASSETS
Current assets:
Cash and cash equivalents	$10,375	$4,193
Accounts receivable, net	28,565	25,775
Inventories	23,961	23,588
Other current assets	4,785	5,396
Current assets of discontinued operations	324	1,538
Total current assets	68,010	60,490

Property, plant and equipment, net	14,560	11,288
Goodwill, net	4,543	4,543
Other assets	1,201	1,291

Total assets	$88,314	$77,612

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$16,448	$13,850
Other current liabilities and accrued expenses	3,371	2,232
Accrued warranty	3,553	3,510
Taxes on income	2,239	1,241
Accrued vacation, compensation and related taxes	3,846	2,859
Deposits from customers	4,045	3,807
Current portion of long-term debt	-	2,005
Current liabilities of discontinued operations	25	1,796
Total current liabilities	33,527	31,300

Long-term debt, less current portion	-	9,400

Shareholders' equity:
Preferred stock	-	-
Common stock	120	107
Additional paid in capital	30,643	21,134
Retained earnings	24,024	15,671
Total shareholders' equity	54,787	36,912

Total liabilities and shareholders' equity	$88,314	$77,612

Spartan Motors, Inc. and Subsidiaries Condensed Consolidated Income Statements Three Months Ended September 30, 2002 and 2001

	September 30, 2002		September 30, 2001
	$-000-%		$-000-%

Sales	64,065		55,803
Cost of Sales	52,657		46,442

Gross Profit	11,408	17.8	9,361	16.8

Operating Expenses:
Research and Development	1,750	2.7	1,555	2.8
Selling, General and Administrative	4,869	7.6	4,818	8.6
Total Operating Expenses	6,619	10.3	6,373	11.4

Operating Income	4,789	7.5	2,988	5.4

Other Income (Expense):
Interest Expense	(86)	(0.1)	(329)	(0.6)
Interest and Other Income	287	0.4	(17)	(0.1)
Total Other Income (Expense)	201	0.3	(346)	(0.7)

Earnings before Equity Investment and Taxes	4,990	7.8	2,642	4.7

Taxes	1,745	2.7	1,087	1.9

Net Earnings from Continuing Ops.	3,245	5.1	1,555	2.8

Discontinued Operations:
Gain (Loss) on Closure-Carpenter	(108)	(0.2)	-	0.0

Net Earnings	3,137	4.9	1,555	2.8

Basic Net Earnings per Share:
Net Earnings from Continuing Operations	0.27		0.15
Gain from Discontinued Operations:
Gain on Disposal of Carpenter	(0.01)		-
Basic Net Earnings per Share	0.26		0.15

Diluted Net Earnings per Share:
Net Earnings from Continuing Operations	0.26		0.15
Gain from Discontinued Operations:
Gain on Disposal of Carpenter	(0.01)		-
Diluted Net Earnings per Share	0.25		0.15

Basic Weighted Average Common Shares Outstanding	11,918		10,522

Diluted Weighted Average Common Shares Outstanding	12,563		10,560

Spartan Motors, Inc. and Subsidiaries Condensed Consolidated Income Statements Nine Months Ended September 30, 2002 and 2001

	September 30, 2002		September 30, 2001
	$-000-%		$-000-%

Sales	196,099		172,981
Cost of Sales	160,829		145,473

Gross Profit	35,270	18.0	27,508	15.9

Operating Expenses:
Research and Development	5,405	2.8	4,676	2.7
Selling, General and Administrative	15,732	8.0	14,110	8.2
Total Operating Expenses	21,137	10.8	18,786	10.9

Operating Income	14,133	7.2	8,722	5.0

Other Income (Expense):
Interest Expense	(301)	(0.2)	(1,203)	(0.7)
Interest and Other Income	339	0.2	165	0.1
Total Other Income (Expense)	38	0.0	(1,038)	(0.6)

Earnings before Equity Investment and Taxes	14,171	7.2	7,684	4.4

Taxes	4,957	2.5	3,363	1.9

Net Earnings from Continuing Ops.	9,214	4.7	4,321	2.5

Discontinued Operations:
Gain (Loss) on Closure-Carpenter	270	0.1	-	0.0

Net Earnings	9,484	4.8	4,321	2.5

Basic Net Earnings per Share:
Net Earnings from Continuing Operations	0.81		0.41
Gain from Discontinued Operations:
Gain on Disposal of Carpenter	0.02		-
Basic Net Earnings per Share	0.83		0.41

Diluted Net Earnings per Share:
Net Earnings from Continuing Operations	0.78		0.41
Gain from Discontinued Operations:
Gain on Disposal of Carpenter	0.02		-
Diluted Net Earnings per Share	0.80		0.41

Basic Weighted Average Common Shares Outstanding	11,400		10,520

Diluted Weighted Average Common Shares Outstanding	11,899		10,541